UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
                      September 29, 2006
Date of report (Date of earliest event reported)
HUTCHINSON TECHNOLOGY INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-14709	41-0901840

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 West Highland Park Drive N.E.,
Hutchinson, Minnesota		55350

(Address of Principal Executive Offices)		(Zip Code)

(320) 587-3797

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.
SIGNATURES

Item 7.01 Regulation FD Disclosure.
     Stephen M. Cohn, M.D., chairman of the Department of Surgery at the University of Texas Health Science Center at San Antonio and a member of the Trauma Advisory Board of Hutchinson Technology Incorporated, presented the results from Hutchinson Technology’s multi-site StO2 Trauma Study today at the annual meeting of the American Association for the Surgery of Trauma in New Orleans. Data from the study show that local tissue oxygen saturation (StO2) measured noninvasively on the thenar eminence (the muscle at the base of the thumb) is a statistically significant indicator of hypoperfusion (inadequate blood flow) in trauma patients.
     The study was initiated in 2004 to identify the role that StO2 monitoring with Hutchinson Technology’s InSpectra™ StO2 Tissue Oxygenation Monitor could play in hemorrhagic shock and resuscitation. Seven Level I U.S. trauma centers participated, enrolling a total of 383 severely injured patients. The study was designed to determine if StO2 measurements on the thenar eminence are an indicator of hypoperfusion. Multiple organ dysfunction syndrome (MODS) was chosen as the indicator of hypoperfusion because it is generally accepted that early hypoperfusion is associated with later development of organ dysfunction. Conclusions from the study include:
•	StO2 below 75 percent may indicate serious hypoperfusion in trauma patients. In the trial, 78 percent of patients who developed MODS, and 83 percent of patients who died, had StO2 below 75 percent in the first hour of arrival in the emergency department (ED).

•	StO2 above 75 percent indicates adequate perfusion. Trauma patients who maintained StO2 above 75 percent within the first hour of ED arrival had an 88 percent chance of MODS-free survival. StO2 was significantly different during the course of resuscitation for patients who developed MODS compared to those who did not.

•	StO2 functions as well as base deficit in indicating hypoperfusion in trauma patients, with the added benefits of being continuous, direct and noninvasive. The results for minimum StO2 within the first hour after emergency department arrival compared favorably for both the MODS and mortality outcomes when compared to maximum base deficit collected within the first hour.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUTCHINSON TECHNOLOGY INCORPORATED
Date: September 29, 2006	/s/ Richard J. Penn
Richard J. Penn
Sr. Vice President and President of the Disk Drive Components Division

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